Exhibit B-77

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                                 SEI TEXAS, L.P.

         In connection with the formation of a Delaware limited partnership pursuant to ss.17-201 of the Delaware Code, the undersigned hereby certifies as follows:

         1. The name of the limited partnership shall be SEI Texas, L.P. (the "Limited Partnership").

         2. The address of the registered office of the Limited Partnership is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297. The name of the initial agent for service of process at such address is Corporation Service Company.

         3. The name and business address of the general partner of the Limited Partnership is Southern Energy Texas (G.P.), Inc. The mailing address for the general partner is 900 Ashwood Parkway, Suite 500, Atlanta, Georgia 30338.

         IN WITNESS WHEREOF, the undersigned, as sole general partner of the Limited Partnership, has caused its duly authorized representative to execute this Certificate of Limited Partnership as of the 28th day of January, 1999.

                           Southern Energy Texas (G.P.), Inc., General Partner

                           By:      James A. Ward, Vice President